Exhibit 99.1

      Zale Corporation Announces First Quarter Earnings Results

    DALLAS--(BUSINESS WIRE)--Nov. 18, 2003--Zale Corporation (NYSE:ZLC), North America's largest specialty retailer of fine jewelry, today announced a net loss of $9.2 million, or $0.34 per diluted share, for the Company's first quarter ended October 31, 2003. For the same period last year, the Company reported a net loss of $6.7 million, or $0.20 per diluted share. The Company's first quarter earnings per share was negatively impacted by $0.07 from the prior year as a result of the application of EITF Issue No. 02-16 regarding the accounting for cooperative advertising programs. In addition, the quarter was negatively impacted by $0.06 from a significant volume of share repurchases made during the past year and $0.03 from the write-down of the office and distribution space previously used by Piercing Pagoda.
    Total revenues for the quarter ended October 31, 2003 were $417 million compared to $412 million last year, an increase of 1.2%. Comparable store sales for the first quarter increased 1.6%.
    "We are pleased with these earnings results which reflect our disciplined strategies and consistent approach in executing the business," commented Mary L. Forte, President and Chief Executive Officer. "With the first quarter complete, our focus now turns to the execution of the Holiday season. We believe our merchandise and marketing efforts have been appropriately targeted throughout each of our brands to drive demand and meet the needs of our gift giving customers."
    As previously announced, a conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations.
    Zale Corporation is North America's largest specialty retailer of fine jewelry operating approximately 2,235 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Zale Direct at www.zales.com, Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Additional information on Zale Corporation and its brands is available on the Internet at www.zalecorp.com.

    This release contains forward-looking statements, including statements regarding the Company's objectives and expectations regarding its merchandising and marketing strategies and business execution, which are based upon management's beliefs as well as on assumptions made by and data currently available to management. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting the Company, summarizes several factors that could cause the Company's actual results to differ materially from those anticipated or expected in these forward-looking statements: that low or negative growth in the economy or in the financial markets will occur and reduce discretionary spending on goods that are, or are perceived to be, "luxuries"; that levels of mall traffic may decline as a result of economic or other factors; that warehousing and distribution productivity and capacity can be further improved to support the Company's distribution requirements; that strong competitive responses may impact the Company's efforts to leverage its brand power with its marketing, merchandising and promotional efforts; that seasonality of the retail jewelry business or downturns in consumer spending during the fourth calendar quarter may adversely affect the Company's results; that the Company may not be able to continue to manage its inventory and product supply effectively to respond to consumer demand; that fluctuations in diamond prices may negatively affect the business; that legal or governmental proceedings may have an adverse effect on the financial results or reputation of the Company; that key personnel who have been hired or retained by the Company may depart; that any disruption in the Company's private label credit card arrangement may adversely affect the Company's ability to provide consumer credit; or that changes in government or regulatory requirements may increase the cost of or adversely affect the Company's operations. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.


                   ZALE CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)
           (amounts in thousands, except per share amounts)

                                            Three Months Ended
                                                October 31,
                                     ---------------------------------
                                                 2003        2002
                                     ----------------- ---------------
Total Revenues                               $ 416,644    $ 412,116
Costs and Expenses:
   Cost of Sales                               205,690      204,349
   Selling, General and Administrative
    Expenses                                   207,789      200,102
   Cost of Insurance Operations                  1,616        2,234
   Depreciation and Amortization Expense        13,882       14,216
                                            -----------  -----------
Operating Loss                                 (12,333)      (8,785)
Interest Expense, Net                            2,335        1,888
                                            -----------  -----------
Loss Before Income Taxes                       (14,668)     (10,673)
Income Taxes                                    (5,424)      (3,950)
                                            -----------  -----------
Net Loss                                     $  (9,244)   $  (6,723)
                                            ===========  ===========


Loss Per Common Share:
   Basic                                     $   (0.34)   $   (0.20)
   Diluted                                   $   (0.34)   $   (0.20)

Weighted Average Number of Common Shares
 and Common Share Equivalents Outstanding:
   Basic                                        26,887       32,962
   Diluted                                      26,887       32,962


                   ZALE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                        (amounts in thousands)

                                  October 31,    July 31,  October 31,
                                     2003          2003       2002
                                --------------- ---------- -----------
                                  (unaudited)              (unaudited)
ASSETS
Current Assets:
 Cash and Cash Equivalents         $   30,523  $   35,273  $   24,519
 Merchandise Inventories              952,147     798,761     929,227
 Other Current Assets                  58,574      52,450      55,532
                                   ----------- ----------- -----------
Total Current Assets                1,041,244     886,484   1,009,278

Property and Equipment, Net           264,283     266,167     281,073
Goodwill, Net                          86,055      82,199     212,812
Other Assets                           38,773      38,133      35,123
Deferred Tax Asset, Net                20,733      21,123      42,978
                                   ----------- ----------- -----------
Total Assets                       $1,451,088  $1,294,106  $1,581,264
                                   =========== =========== ===========

LIABILITIES AND STOCKHOLDERS'
INVESTMENT
Current Liabilities:
 Accounts Payable and Accrued
  Liabilities                      $  417,270  $  307,775  $  415,918
 Deferred Tax Liability, Net           46,180      46,266      21,498
                                   ----------- ----------- -----------
Total Current Liabilities             463,450     354,041     437,416

Non-current Liabilities               101,658     103,342     106,864
Long-term Debt                        320,601     184,400     147,547

Commitments and Contingencies

Stockholders' Investment:
 Preferred Stock                          ---         ---         ---
 Common Stock                             420         415         407
 Additional Paid-In Capital           583,473     566,689     549,895
 Accumulated Other Comprehensive
  Income (Loss)                        15,881       6,834      (5,741)
 Accumulated Earnings                 579,878     589,122     623,044
 Deferred Compensation                    ---         ---         (66)
                                   ----------- ----------- -----------
                                    1,179,652   1,163,060   1,167,539
Treasury Stock                     $ (614,273) $ (510,737) $ (278,102)
                                   ----------- ----------- -----------
Total  Stockholders' Investment       565,379     652,323     889,437
                                   ----------- ----------- -----------
Total Liabilities and Stockholders'
 Investment                        $1,451,088  $1,294,106  $1,581,264
                                   =========== =========== ===========

    CONTACT: Zale Corporation
             David H. Sternblitz, 972-580-5047
             Senior Director, Investor and Public Relations